Amended Schedule to the Investment Subadvisory Agreement
between Calvert Asset Management Company, Inc.
and Fred Alger Management, Inc.

Pursuant to the recitals of the Investment Subadvisory Agreement between Calvert Asset Management Company, Inc. (the "Adviser") and Fred Alger Management, Inc.(the "Subadviser"), the Subadviser is retained to furnish the Adviser with advisory services in connection with the Adviser's investment advisory activities on behalf of the Fund and the following series of the Fund:

Ameritas MidCap Growth Fund

Revised April 30, 2007

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Amended Fee Schedule to the Investment Subadvisory Agreement

between Calvert Asset Management Company, Inc.

and Fred Alger Management, Inc.

As compensation pursuant to Section 4 of the Investment Subadvisory Agreement between Calvert Asset Management Company, Inc. (the "Adviser") and Fred Alger Management, Inc.(the "Subadviser"), the Adviser shall pay the Subadviser an annual subadvisory fee, computed daily and payable monthly, pursuant to the following schedule:

Subadvisory Fee on Millions in Assets
Portfolio	-250	250 - 500	500+
Ameritas MidCap Growth Fund	0.53%	0.48%	0.45%

All rates are annual rates calculated as basis points of the average daily net assets of the portion of the portfolio managed by the Subadviser.

Revised April 30, 2007